Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Tom Ryan or Raphael Gross

303-222-6012

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Third Quarter 2006 Results

•                  Diluted EPS of $0.36
•                  30 Additional Restaurants Opened
•                  Comparable Restaurant Sales Increase of 11.6%

Denver, Colorado — (Business Wire) — October 31, 2006 — Chipotle Mexican Grill, Inc. (NYSE: CMG and CMGB) today reported financial results for its third quarter ended September 30, 2006.

Highlights for the third quarter of 2006 as compared to the third quarter of 2005 include:

•                  Revenue increased 28.3% to $211.3 million

•                  Comparable restaurant sales increased 11.6%, compared to 11.5% in the prior year period

•                  Restaurant level operating margins increased 330 basis points to 21.5%

•                  Income from operations increased 87.9% to $17.9 million

•                  Diluted earnings per share of $0.36 compared to $0.19, an increase of 89.5%

Highlights for the nine months ended September 30, 2006 versus the prior year period include:

•                  Revenue increased 32.8% to $603.2 million

•                  Comparable restaurant sales increased 15.0%, compared to 8.7% in the prior year period

•                  Restaurant level operating margins increased 270 basis points to 21.2%

•                  Income from operations approximately doubled to $46.5 million

•                  Diluted earnings per share of $0.95 compared to $0.50 in the prior year on an adjusted basis*, which excludes a non-recurring $0.77 tax benefit.  Diluted earnings per share in the prior year period on an actual basis were $1.27

Chipotle Founder, Chairman and CEO Steve Ells commented, “We are pleased with our third quarter results which reflect a continued focus on our vision to change the way people think about and eat fast food.  We continue to emphasize our Food with Integrity initiative and place increasing importance on the development of our people.” Ells continued, “This focus, on hiring and developing great people, will allow us to run great restaurants and provide an exceptional experience for our customers.”

Monty Moran, President and COO added, “We were pleased we were able to remain focused on delivering these great results while also successfully completing the separation from McDonald’s.  With the divestiture behind us, we can continue to focus on running great restaurants.  This means investing in our most important resource, our people, and continuously improving the restaurant experience.”

Third Quarter 2006 Results

Revenue for the third quarter of 2006 increased 28.3% to $211.3 million from $164.7 million in the third quarter of 2005.  This growth in revenue was attributable to an 11.6% increase in comparable restaurant sales in the third quarter and an increase in revenue from restaurants not yet in the comparable base.  A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions.  Chipotle opened 30 company-owned restaurants during the third quarter of 2006, and closed one restaurant due to structural damage to the leased mall space.

Restaurant level operating margins increased to 21.5% in the third quarter of 2006 from 18.2% in the third quarter of 2005, due to menu price increases in certain markets related to the addition of naturally raised chicken or beef as part of our Food with Integrity initiative, as well as lower commodity costs and volume efficiencies realized in our other operating costs.  These improvements were partially offset by incremental new store inefficiencies due to 13 more store openings in the third quarter of 2006 versus the third quarter of 2005.

General and administrative expenses were $15.7 million in the third quarter of 2006, or 7.4% of revenue, compared to $12.3 million in the third quarter of 2005, or 7.5% of revenue.  In the third quarter of 2006, general and administrative expense included approximately $0.6 million in legal, audit and other fees associated with McDonald’s disposition of its remaining interest in Chipotle, which was concluded subsequent to the end of the third quarter of 2006.

Net income for the third quarter of 2006 was $11.8 million, or $0.36 per diluted share, compared to $5.1 million, or $0.19 per diluted share, in the third quarter of 2005.

Results for the nine months ended September 30, 2006

Revenue for the nine months ended September 30, 2006 increased 32.8% to $603.2 million from $454.4 million in the prior year period.  This growth in revenue was attributable to a 15.0% increase in comparable restaurant sales and an increase in revenue from restaurants not yet in the comparable base. A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions.  Chipotle opened 59 company-owned restaurants during the period, including nine restaurants in three new markets.

Restaurant level operating margins increased to 21.2% for the period from 18.5% in the nine months ended September 30, 2005 due to menu price increases in certain markets related to the addition of naturally raised chicken or beef, and lower commodity costs.

General and administrative expenses were $48.6 million for the nine months ended September 30, 2006, or 8.1% of revenue, compared to $37.2 million in the prior year period, or 8.2% of revenue.  General and administrative expenses as a percentage of revenue decreased primarily due to the effect of economies of scale from higher restaurant sales.  This was partially offset during the period by hiring more employees, increases in severance costs and stock-based compensation expenses, and approximately $1.3 million in legal, audit, printing and other fees associated with both the secondary offering and McDonald’s tax-free exchange offer.

Income from operations increased to $46.5 million in the nine months ended September 30, 2006, compared to $23.3 million a year ago.

Net income for the nine months ended September 30, 2006 was $30.6 million, or $0.95 per diluted share.  This compares to $13.1 million in the prior year period, or $0.50 per diluted common share on an adjusted basis*, and $33.4 million in the prior year period, or $1.27 per diluted share on an actual basis.  Adjusted net income and earnings per diluted share for the prior year period excludes a non-recurring tax benefit of $20.3 million, or $0.77 per diluted share.

Jack Hartung, Chief Finance and Development Officer stated, “We were pleased to see continued strength in our restaurant level operating margins, which exceeded 21% for the quarter.  We attribute our margin expansion largely to double digit comparable restaurant sales and lower operating costs.  With the McDonald’s divestiture behind us, we’re increasingly confident in our ability to grow the business, add profitable new restaurants, and deliver strong bottom-line growth.”

*A reconciliation of net income and diluted earnings per share to adjusted net income and diluted earnings per share can be found in the supplemental information attached to this press release.

Outlook

For the full year 2006, management continues to expect the following:

•      A full year 2006 comparable restaurant sales increase in the low double-digits. The 4th quarter increase will be the lowest for the year as its prior year comparison is the most difficult

•      Opening 80-90 new restaurants, of which 59 have already opened through the end of the third quarter of 2006

•      Non-cash stock compensation expense of approximately $5.0 million

•      An effective tax rate of approximately 40%

•      Diluted weighted average common shares outstanding of approximately 32.5 million to 33.0 million

Longer-term, management remains comfortable with Chipotle’s ability to grow diluted earnings per share at an average annual rate of 25%.

For the full year 2007, management expects the following:

•      Comparable restaurant sales increases in the low to mid single-digits

•      95-105 new restaurants, approximately 10% of which will be in new markets

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales include company-owned restaurants only and represent the change in period-over-period sales for the comparable restaurant base.  A restaurant becomes comparable in its 13th full month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-owned restaurants in operation for at least 12 full months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

The Company will host a conference call to discuss third quarter 2006 financial results today at 5:00 PM Eastern Time.  Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Finance and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-811-0667, or for international callers by dialing 1-913-981-4901.  A replay can be accessed, when available, by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 1614385.  The replay will be available until November 7, 2006.  The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bols (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 530 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including the statements under the heading “Outlook” relating to our projected financial performance for fiscal 2006 and beyond, the number of restaurants we intend to open, certain expected expenses, our expected effective tax rate and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; risks relating to our separation from McDonald’s; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K for the year ended December 31, 2005.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2006		2005

Revenue:
Restaurant sales	$210,381	99.6%	$163,964	99.6%
Franchise royalties and fees	879	0.4%	706	0.4%
Total revenue	211,260	100.0%	164,670	100.0%

Restaurant operating costs:
Food, beverage and packaging	65,436	31.0%	53,407	32.4%
Labor	59,629	28.2%	46,473	28.2%
Occupancy	15,040	7.1%	12,134	7.4%
Other operating costs	25,744	12.2%	22,612	13.7%
General and administrative expenses	15,723	7.4%	12,268	7.5%
Depreciation and amortization	8,676	4.1%	7,206	4.4%
Pre-opening costs	2,053	1.0%	381	0.2%
Loss on disposal of assets	1,106	0.5%	690	0.4%
	193,407	91.5%	155,171	94.2%
Income from operations	17,853	8.5%	9,499	5.8%

Interest income	2,015	1.0%	—	—
Interest expense	(68)	—	(248)	(0.2)%
Income before income taxes	19,800	9.4%	9,251	5.6%
Provision for income taxes	(7,998)	(3.8)%	(4,168)	(2.5)%
Net income	$11,802	5.6%	$5,083	3.1%

Earnings per share:
Basic	$0.36		$0.19
Diluted	$0.36		$0.19
Weighted average common shares outstanding:
Basic	32,499		26,281
Diluted	32,885		26,344

Chipotle Mexican Grill, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2006		2005

Revenue:
Restaurant sales	$601,028	99.6%	$452,593	99.6%
Franchise royalties and fees	2,183	0.4%	1,789	0.4%
Total revenue	603,211	100.0%	454,382	100.0%

Restaurant operating costs:
Food, beverage and packaging	188,009	31.2%	146,863	32.3%
Labor	169,507	28.1%	129,678	28.5%
Occupancy	43,250	7.2%	34,517	7.6%
Other operating costs	74,855	12.4%	59,408	13.1%
General and administrative expenses	48,633	8.1%	37,212	8.2%
Depreciation and amortization	24,988	4.1%	20,392	4.5%
Pre-opening costs	4,668	0.8%	1,247	0.3%
Loss on disposal of assets	2,845	0.5%	1,806	0.4%
	556,755	92.3%	431,123	94.9%
Income from operations	46,456	7.7%	23,259	5.1%

Interest income	4,607	0.8%	23	—
Interest expense	(197)	—	(663)	(0.1)%
Income before income taxes	50,866	8.4%	22,619	5.0%
Benefit (provision) for income taxes	(20,284)	(3.4)%	10,815	2.4%
Net income	$30,582	5.1%	$33,434	7.4%

Earnings per share:
Basic	$0.96		$1.27
Diluted	$0.95		$1.27
Weighted average common shares outstanding:
Basic	31,888		26,281
Diluted	32,295		26,329

2005 Diluted Earnings Per Share,

excluding reversal of the tax valuation allowance

(in thousands except share data)

(unaudited)

	For the nine months ended September 30,
	2006	2005
Net income, as reported	$30,582	$33,434
Valuation allowance reversal	—	(20,343)
Net income, as adjusted	$30,582	$13,091

Diluted EPS, as reported	$0.95	$1.27
Valuation allowance reversal impact on EPS	—	(0.77)
Diluted EPS, as adjusted	$0.95	$0.50

Diluted, weighted average common shares	32,295	26,329

We believe that net income and earnings per share on an adjusted basis to exclude the effect of the non-recurring tax benefit realized during the second quarter of 2005 is a more meaningful measure of our core business performance than similar measures calculated in accordance with GAAP, because the tax benefit is a non-cash item that does not reflect the quarterly performance of our business during the period in which it was incurred.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	September 30, 2006	December 31, 2005
Total current assets	$172,716	$17,824
Total assets	$573,224	$392,495
Total current liabilities	$56,052	$41,982
Total liabilities	$119,058	$83,141
Total shareholders’ equity	$454,166	$309,354

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine months ended
	September 30,
	2006	2005
Cash provided by operating activities	$73,489	$52,569
Cash used in investing activities	$(62,499)	$(53,322)
Cash provided by financing activities	$146,514	$2,711

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2006	2006	2006	2005	2005
Number of company-operated restaurants opened	30	14	15	28	17
Number of company operated restaurants(1)	539	510	496	481	453
Average restaurant sales	$1,584	$1,545	$1,502	$1,440	$1,406
Comparable restaurant sales increases	11.6%	14.5%	19.7%	14.3%	11.5%

(1) Excludes eight restaurants operated by franchisees in each period.